UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2012

Kirby Corporation
(Exact name of registrant as specified in its charter)

Nevada	1-7615	74-1884980
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Waugh Drive, Suite 1000	77007
Houston, TX	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (713) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 13, 2012, Kirby Corporation (“Kirby”) entered into a Note Purchase Agreement with a group of institutional investors (the “Note Purchase Agreement”).  The Note Purchase Agreement provides for the issuance by Kirby of $500 million of unsecured fixed-rate senior notes, consisting of $150 million of 2.72% senior notes due February 27, 2020 and $350 million of 3.29% senior notes due February 27, 2023.  Interest on the notes is payable semiannually.  No principal payments are required until maturity.  Kirby issued $82.5 million of 2.72% senior notes and $192.5 million of 3.29% senior notes on December 13, 2012, the proceeds of which were used to fund the acquisition of Penn Maritime Inc. and Maritime Investments LLC and to retire Penn Maritime’s outstanding debt.  The balance of the notes will be issued in February 2013 for the primary purpose of refinancing $200 million of floating rate senior notes due February 28, 2013.

The Note Purchase Agreement contains certain covenants on the part of Kirby, including an interest coverage covenant, a debt-to-capitalization covenant and covenants relating to liens, asset sales and mergers, among others.  The Note Purchase Agreement also specifies certain events of default, upon the occurrence of which the maturity of the notes may be accelerated, including failure to pay principal and interest, violation of covenants or default on other indebtedness, among others.

The foregoing summary of the terms of the Note Purchase Agreement is qualified in its entirety by reference to the copy of the Note Purchase Agreement filed as Exhibit 10.1 to this report.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 14, 2012, a wholly owned subsidiary of Kirby completed the previously announced acquisition of Penn Maritime Inc. and Maritime Investments LLC (collectively “Penn”), a privately held operator of 18 double-hulled tank barges and 16 tug boats in the coastal transportation primarily of black oil products along the East Coast and Gulf Coast of the United States.  The acquisition was completed pursuant to a Securities Purchase Agreement dated November 27, 2012 among Kirby and the owners of Penn.  The total value of the transaction was approximately $299 million, consisting of $146 million in cash, $29 million through the issuance of 500,000 shares of Kirby common stock valued at $58.16 per share and $124 million for the retirement of Penn’s outstanding debt.  The cash portion of the consideration and the retirement of Penn’s debt were financed from the proceeds of the newly issued unsecured fixed-rate senior notes described in Item 1.01 of this report.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 13, 2012, Kirby issued $275 million of unsecured fixed-rate notes pursuant to the Note Purchase Agreement.  The description of the Note Purchase Agreement and the issuance of notes in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On December 14, 2012, Kirby issued a press release announcing the acquisition of Penn, the entry into the Note Purchase Agreement and the issuance of $275 million of unsecured fixed-rate notes.  A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
10.1	Note Purchase Agreement dated December 13, 2012 among Kirby Corporation and the purchasers named therein relating to $500,000,000 in Senior Notes.

99.1	Press Release of Kirby Corporation dated December 13, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIRBY CORPORATION

	By:	/s/ David W. Grzebinski
David W. Grzebinski
Executive Vice President and Chief Financial Officer

Dated: December 20, 2012

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Note Purchase Agreement dated December 13, 2012 among Kirby Corporation and the purchasers named therein relating to $500,000,000 in Senior Notes.

99.1	Press Release of Kirby Corporation dated December 13, 2012.